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                                                             EXHIBIT 10.4

                               BEA SYSTEMS, INC.
                             EMPLOYMENT AGREEMENT


          THIS EMPLOYMENT AGREEMENT, is entered into as of September 28, 1995, between BEA Systems, Inc., a Delaware corporation (the "Company"), and Edward
W. Scott, Jr. ("Employee").

                                R E C I T A L S
                                ---------------

          A. Employee has developed a business plan for the acquisition and operation of certain businesses in the transaction processing industry and Warburg, Pincus Ventures, L.P. ("Warburg") has agreed to invest up to a maximum of $50,000,000 in the Company to provide financing for the implementation of Employee's business plan pursuant to the terms of that certain Stock Purchase Agreement dated September 28, 1995 and that certain Adjustment Agreement dated September 28, 1995 among Warburg, the Company, Employee and certain other stockholders of the Company.

          B. Immediately prior to the date of this Agreement, Employee owned 400,000 shares of the Common Stock of the Company and in connection with the investment by Warburg as contemplated by Recital A above, Employee has entered into that certain Restricted Stock Purchase Agreement dated September 28, 1995 for the purchase of 435,793 additional shares of Common Stock in the Company.

          C.   Company desires to obtain the services
of Employee, on its own behalf and on behalf of all existing and future Affiliated Companies (defined to mean any corporation or other business entity or entities that directly or indirectly controls, is controlled by, or is under common control with the Company), and Employee desires to secure employment from the Company upon the following terms and conditions.

                               A G R E E M E N T
                               -----------------


ACCORDINGLY, THE PARTIES AGREE AS FOLLOWS:

     1.   POSITION, PERIOD OF EMPLOYMENT.

          (a) PERIOD OF EMPLOYMENT. The Company hereby employs Employee to render services to the Company in the position and with the duties and responsibilities described in Section 1(b) for the period (the "Period of Employment") commencing on the date of this Agreement and ending the earlier of (i) September 28, 1999; or (ii) the date this Agreement is terminated in accordance with Section 3 below.

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          (b)  Executive Vice President and Secretary (or in such other position(s) as the Board of Directors of the Company (the "Board") shall designate). Employee shall devote his full time and attention and his best efforts to the performance of the services customarily incident to such office and to such other services as may be reasonably requested by the Board. The Company shall retain full direction and control of the means and methods by which Employee performs the above services and of the place(s) at which such services are to be rendered.

          (c) OTHER ACTIVITIES. Except upon the prior written consent of the Board, Employee, during the Period of Employment, will not (i) accept any other employment; (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place him in a competing position to that of the Company or any Affiliated Company, as determined in the discretion of the Board; or (iii) engage in any work or business activity of any kind outside those of the Company.

     2.   COMPENSATION, BENEFITS, EXPENSES.

          (a) COMPENSATION. In consideration of the services to be rendered hereunder, including, without limitation, services to any Affiliated Company, Employee shall be paid an annual salary of One Hundred Fifty Thousand Dollars ($150,000.00), payable at the times and pursuant to the procedures regularly established, and as they may be amended, by the Company during the Period of Employment. This rate shall be reviewed annually on a calendar year basis, in accordance with the Company's salary review practices, and adjusted in the sole discretion of the Board of the Company to reflect increases in the cost of living and such other increases as are awarded in accordance with the Company's regular salary review practices for giving salary increases to similarly situated employees.

          (b) STOCK OPTIONS. Employee may become eligible to receive options under the Company's 1995 Flexible Stock Incentive Plan and such other option plans as the Company may from time to time adopt, as approved by the Board or a Committee thereof.

          (c) BONUS. Employee shall be eligible to participate in such bonus plans as the Company may from time to time adopt for the benefit of similarly situated employees of the Company. Employee's right to receive any such bonus shall be subject to the terms of any Company bonus plan for which he may become a participant and the terms determined by the Board or a Committee thereof designating him as a participant or granting him an award thereunder.

          (d) VACATION. Employee shall be entitled to vacation in accordance with the Company's vacation policies for similarly situated employees, as such policies may be amended from time to time.

          (e) BENEFITS. As he becomes eligible therefor, the Company shall provide Employee with the right to participate in and to receive benefits from all present and future life, accident, disability, medical, pension, and savings plans and all similar benefits made

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available generally to similarly situated employees of the Company.  The amount and extent of benefits to which Employee is entitled shall be governed by the specific benefit plan, as it may be amended from time to time.

          (f) EXPENSES. The Company shall reimburse Employee for reasonable travel and other business expenses incurred by Employee in the performance of his duties hereunder in accordance with the Company's general policies, as they may be amended from time to time during the course of this Agreement.

     3.   TERMINATION OF EMPLOYMENT.

          (a) BY DEATH. The Period of Employment shall terminate automatically upon the death of the Employee; provided however that the Company shall pay to the Employee's beneficiaries or estate, as appropriate, the compensation to which he is entitled pursuant to Sections 2(a) and 2(c) and the benefits to which he is entitled pursuant to Section 2(e) shall continue through the end of the Period of Employment, on the same time schedule as if Employee were living. For the purposes of determining the level of bonus compensation payable pursuant to said Section 2(c), Employee's beneficiaries or estate, as appropriate, shall be eligible to receive bonus payments in accordance with Section 2(c) based upon the average of the bonuses paid to Employee for the two (2) years prior to termination; PROVIDED, THAT if Employee's Period of Employment terminates prior to September 28, 1997, then such bonus payments shall be 80% of the target bonus for Employee for the year of termination as reasonably determined by the Board. Thereafter, the Company's obligations hereunder shall terminate. Nothing in this Section shall affect any entitlement of the Employee's heirs to the benefits of any life insurance plan.

          (b) BY DISABILITY. If the Employee shall become "permanently disabled" as determined for purposes of the disability insurance policy provided by the Company for Employee, then, to the extent permitted by law, the Period of Employment shall terminate as of the date that Employee shall be deemed to have become "permanently disabled" for purposes of such disability insurance policy, provided, however that, the compensation to which Employee is entitled pursuant to Sections 2(a) and 2(c) (net of amounts paid to Employee pursuant to said disability insurance policy) and the benefits to which he is entitled pursuant to Section 2(e) shall continue through the end of the Period of Employment, on the same time schedule as if Employee were not disabled. The amount of bonus payable to Employee pursuant to this Section 3(b) shall be calculated in the manner set forth in Section 3(a) above. Thereafter, the Company's obligations hereunder shall terminate. Employee shall continue to be receive benefits under any disability plan in which Employee is a participant to the extent permitted under the applicable plan.

          (c) BY COMPANY FOR CAUSE. The Company may terminate, without liability, the Period of Employment for Cause (as defined below) at any time and without notice upon ten (10) days' advance written notice to Employee. The Company shall pay Employee the compensation to which he is entitled pursuant to Section 2(a) through the end of the notice period and thereafter the Company's obligations hereunder shall terminate. The Company may

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terminate the employment of the Employee and all of the Company's obligations under this Agreement at any time for "cause" by giving the Employee notice of such termination, with reasonable specificity of the details thereof. For the purposes of this Section 3(c), "Cause" shall mean: (i) the Employee's material misconduct which could reasonably be expected to have a material adverse effect on the business and affairs of the Company, (ii) the Employee's disregard of lawful instructions of the Company's Board of Directors consistent with the Employee's position relating to the business of the Company or neglect of duties or failure to act, which, in each case, could reasonably be expected to have a material adverse effect on the business and affairs of the Company; (iii) Employee is convicted of common law fraud, or a felony or criminal act against the Company or any Affiliate thereof or any of the assets of any of them; (iv) the Employee's abuse of alcohol or other drugs or controlled substances, or conviction of a crime involving moral turpitude, or (v) the Employee's material breach of any of the agreements contained herein. A termination pursuant to Section 3(c) (i),
(ii), (iv) (other than as a result of a conviction of a crime involving moral turpitude), or (v) shall take effect 30 days after the giving of the notice contemplated hereby unless the Employee shall, during such 30-day period, remedy to the satisfaction of the Board of Directors of the Company the misconduct, disregard, abuse or breach specified of such notice; PROVIDED, HOWEVER, that such termination shall take effect immediately upon giving of such notice if the Board of Directors of the Company shall have determined that such misconduct, disregard, abuse or breach is not remediable which determination shall be stated in such notice. A determination pursuant to
Section 3(c) (iii) or (iv) (as a result of a conviction of a crime involving moral turpitude) shall take effect immediately upon giving of the notice contemplated hereby.

          (d) AT WILL BY EMPLOYEE. At any time and subject to Section 3(g) below, Employee may terminate the Period of Employment with or without cause, on written notice to the Company. In the event Employee elects to terminate the Period of Employment pursuant to this Section 3(d), Employee shall give the Company not less than two (2) weeks notice of such termination. If the Employee terminates his employment pursuant to this Section 3(d), the Company shall pay Employee the compensation to which he is entitled pursuant to
Section 2(a) through the end of the notice period and thereafter all obligations of the Company shall terminate.

          (e) AT WILL BY THE COMPANY. At any time, the Company may terminate the Period of Employment for any reason, without cause, upon 24
hours written notice to the Employee.   In the event the Company elects to
terminate the Period of Employment pursuant to this Section 3(e), the Company shall retain Employee as a consultant to the Company for a period commencing on the date of such termination and continuing until the expiration of the Period of Employment (the "Consultancy Period"), during which time Employee agrees to be available to the Company (which may include availability via telephone) to consult with officers and directors regarding the business of the Company, whenever so requested, such consultancy work not to exceed 40 hours per week. Employee shall continue to receive payment of his compensation under Sections 2(a), 2(c) and 2(f) during the Consultancy Period and his benefits described in Section 2(e); PROVIDED THAT if (i) any of the events listed in paragraph (c) of this Section 3 occur then the Company's obligations hereunder shall be governed in accordance with the applicable paragraph or (ii) Employee breaches Sections 3(h),

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3(i) and/or 4 hereof, including a violation of his Proprietary Information and Inventions Agreement (described at Section 4 below), then all of the Company's obligations hereunder shall cease immediately. The amount of bonus payable to Employee pursuant to this Section 3(e) shall be calculated in the manner set forth in Section 3(a) above. Employee hereby agrees that the Company may dismiss him under this Section 3(e) without regard (i) to any general or specific policies (whether written or oral) of the Company relating to the employment or termination of its employees, or (ii) to any statements made to Employee, whether made orally or contained in any document, pertaining to Employee's relationship with the Company. During the Consultancy Period, Employee agrees not to compete with the business of the Company during such Consultancy Period as set forth in Section 3(i) hereof.

          (f) TERMINATION BY EMPLOYEE FOR GOOD REASON FOLLOWING CORPORATE TRANSACTION. At any time following a Corporate Transaction (as defined in Section 6 of the Stock Purchase Agreement) and without limitation of Employee's rights under Section 3(d) above, Employee may terminate the Period of Employment for Good Reason (as defined below) on not less than two (2) weeks written notice to the Company. In the event of a termination by Employee for Good Reason pursuant to this Section 3(f), the Company shall retain Employee as a consultant to the Company for a period commencing on the date of such termination and continuing for two (2) years thereafter (irrespective of the Consulting Period) for the compensation and benefits and subject to all of the terms set forth in Section 3(e) above (other than the term for such consultancy services). The following shall constitute a termination by Employee for "Good Reason" if: (i) there is an assignment to the Employee of any duties materially inconsistent with or which constitute a material change in the Employee's position, duties, responsibilities, or status with the Company, or a material change in the Employee's position, duties, responsibilities, or status with the Company, or a material change in the Employee's reporting responsibilities, title, or offices; or removal of the Employee from or failure to re-elect the Employee to any of such positions, except in connection with the termination for the Period of Employment for Cause, or due to disability or death; (ii) there is a reduction by the Company in the Employee's annual salary then in effect other than a reduction similar in percentage to a reduction generally applicable to similarly situated employees of the Company; or (iii) the Company acts in any way that would adversely affect the Employee's participation in or materially reduce the Employee's benefit under any benefit plan of the Company in which the Employee is participating or deprive the Employee of any material fringe benefit enjoyed by the Employee except those changes generally affecting similarly situated employees of the Company.

          (g) COMPANY RIGHT TO REQUIRE CONSULTING SERVICES. In the event of a termination of the Period of Employment pursuant to Section 3(c) or 3(d) above, the Company shall have the option, exercisable on written notice to Employee within twenty (20) days following such termination of the Period of Employment, to require Employee to provide consulting services upon the same terms provided in Section 3(e) above, including without limitation, Employee's duties not to compete with the Company as provided in Section 3(i), except that: (i) the Company may thereafter terminate the Consultancy Period on thirty (30) days notice to Employee; and (ii) the compensation payable to Employee during the Consultancy Period shall be equal to Employee's salary payable pursuant to Section 2(a)

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hereof as prorated and reduced to be equal to an hourly rate (assuming forty
(40) hours work weeks and forty-eight (48) full weeks of service during a year), and Employee shall be so paid by the Company at such hourly rate for such consulting services based on the greater of: (i) the actual number of hours of consulting services provided by Employee; and (ii) ten (10) hours per calendar month; provided, that if the Company requires in excess of twenty (20) hours per week of consulting, then the Company shall compensate Employee and provide benefits and bonuses as if Employee is working full time during the Consultancy Period. The Company may require up to a maximum of forty (40) hours per week of consulting services. In the event that the Company requires less than forty (40) hours of consulting services per week, then the Company may not prevent Employee from accepting other employment or engaging in any work or other activity of any kind during the Consultancy Period provided that such employment, work or activity is not competitive with the business of the Company (as defined in Section 3(i) hereof) and Employee may accept such other noncompetitive employment or engage in other noncompetitive work or business activities during the Consultancy Period.
The Company acknowledges that once it chooses to require less than forty (40) hours per week of consulting services from Employee that the Company may not later unilaterally increase the consulting services required of Employee to forty (40) hours per week or restrict Employee's ability to accept other noncompetitive employment or engage in other noncompetitive work or activities without Employee's consent, which may be withheld in Employee's discretion.

          (h)  OTHER TERMINATION OBLIGATIONS.

               (1) Employee hereby acknowledges and agrees that all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, computer files, lists, blueprints, and other documents, or materials, or copies thereof, proprietary information, and equipment furnished to or prepared by Employee in the course of or incident to his employment, including, without limitation, records and any other materials pertaining to the Company's proprietary information, belong to the Company and shall be promptly returned to the Company upon termination of the Period of Employment. Following termination, the Employee will not retain any written or other tangible material containing any Proprietary Information or information pertaining to the Company's proprietary information.

               (2) Upon termination of the Period of Employment, the Employee shall be deemed to have resigned from all offices and directorships then held with the Company or any affiliates.

               (3) Employee agrees that he will not, either directly or indirectly, for a period of two (2) years following the termination of the later of the Period of Employment or the Consultancy Period: (i) contact, for purposes of soliciting employment, any employee of the Company; or, (ii) contact for the purpose of inducing any termination or breach of any contractual relationship with the Company, any individual or entity that has a contractual relationship with the Company.

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               (4)  Employee agrees to comply with the covenant not to
compete as set forth in such Section 3(i).

          (i) COVENANT NOT TO COMPETE. During the Consultancy Period, Employee agrees not to compete with the business of the Company during such Consultancy Period, anywhere within, from or into the countries listed in EXHIBIT A and from or into any additional countries where the Company does business at the time of termination of Employee's employment. For purposes of this Section 3(h), Employee shall be deemed to compete if he either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity engages or participates, or makes preparations to establish, any business that conducts the same or substantially the same business as or is competitive with the business which is conducted by the Company on the date of Employee's termination, including, without limitation, work relating to Top End, Encina, Unikix, CICS/6000, CICS/9000 and any activity engaged in by the Company during the twelve months immediately preceding the date of termination of the Period of Employment or any activity contemplated by the Company on the date of such termination. Nothing contained in this Section 3(i) shall be construed to prohibit Employee from purchasing and owning (directly or indirectly) up to one percent (1%) of the capital stock or other securities of any corporation or other entity whose stock or securities are traded on any national or regional securities exchange or the national over-the-counter market and such ownership shall not constitute a violation of this Section 3(i). In the event of a termination of the Period of Employment pursuant to Section 3(c) or 3(d) above, the Company shall have the option, exercisable on written notice to Employee within twenty (20) days following such termination of the Period of Employment, to require Employee to provide consulting services upon the same terms provided in Section 3(e) above, including without limitation, Employee's duties not to compete with the Company as provided herein.

     4. PROPRIETARY INFORMATION AGREEMENT. As a condition to his employment with the Company, Employee shall execute and deliver a copy of the Company's standard form Employee Proprietary Information and Inventions Agreement in substantially the form of EXHIBIT B attached hereto and incorporated herein. Any breach by Employee of such agreement shall be deemed a breach of this Agreement for purposes of Section 3(c) hereof. Employee's obligations under such Employee Proprietary Information and Inventions Agreement shall survive any termination of the Period of Employment.

     5. ASSIGNMENT; SUCCESSORS AND ASSIGNS. Employee agrees that he will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall Employee's rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest or any Affiliated Company. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors,

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and permitted assigns, and shall not benefit any person or entity other than those enumerated above. Without limitation of the foregoing, any such successor in interest (including an entity which acquires substantially all the assets and the business of the Company) in such acquisition transaction or any Affiliated Company shall be bound by all of the terms and conditions of this Agreement.

     6. NOTICES. All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to the Company at:

                                            BEA Systems, Inc.
                                            2465 E. Bayshore Road, Ste. 301
                                            Palo Alto, CA  94303
                                            Attn: Vice President, Finance

                 or to the Employee at:     Edward W. Scott, Jr.
                                            3464 Spring Creek Lane
                                            Milpitas, CA  95035

Notice of change of address shall be effective only when done in accordance with this Section.

     7. ENTIRE AGREEMENT. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of Employee by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement.

      8. AMENDMENTS; WAIVERS. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Employee and by a duly authorized representative of the Company other than Employee. By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity.

      9. SEVERABILITY; ENFORCEMENT. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect. It is the intention of the parties that the covenants contained in Section 3(f)

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shall be enforced to the greatest extent in time, area, and degree of participation as is permitted by the law of that jurisdiction whose law is found to be applicable to any acts allegedly in breach of these covenants.

      10. GOVERNING LAW. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the law of the State of California.

      11. EMPLOYEE ACKNOWLEDGMENT. Employee acknowledges (i) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (ii) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

       12. EXCLUSIVE. Both parties agree that this Agreement shall provide the exclusive remedies for any breach by the Company of its terms.

          The parties have duly executed this Agreement as of the date first written above.

COMPANY:                            EMPLOYEE:

BEA SYSTEMS, INC.


By: /s/ William T. Coleman III          /s/ Edward W. Scott, Jr.
   ----------------------------------   -----------------------------

Title: President & CEO                  Edward W. Scott, Jr.
      -------------------------------


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                                   EXHIBIT A
                                      TO
                             EMPLOYMENT AGREEMENT

Canada
England
France
Germany
Japan
Spain
United States

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